                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MAY 13, 1999

                                   LASON, INC.
                       -----------------------------------
             Exact name of Registration as Specified in its Charter


DELAWARE                               0-21407                 38-3214743
----------------------------         -----------         ----------------------
(State or other jurisdiction         (Commission           (I.R.S. Employer
    of incorporation)                File Number)        Identification Number)

1305 STEPHENSON HIGHWAY
TROY, MICHIGAN                                                    48083
----------------------------                                     --------
(Address of Principal Executive Offices)                        (Zip Code)

                                 (248) 597-5800
              ----------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)






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ITEM 5.     OTHER EVENTS

            On May 13, 1999, Lason, Inc. (the "Company") announced (see attached press release) revised terms on the previously announced merger agreement with M-R Group plc ("M-R"), to be effected by means of a Scheme of Arrangement to be proposed by M-R under Section 425 of the Companies Act 1985 under the laws of the United Kingdom.

            Under the revised terms of the agreement, M-R shareholders will receive 5.376 new shares of common stock of the Company for every 100 M-R shares held. The original exchange ratio was
            4.877 new shares of common stock of the Company for every 100 M-R shares held. Based on the Nasdaq closing price of $42.813 per share of Company common stock on Tuesday, May 12, 1999, the transaction values the entire share capital of M-R at approximately $133.1 million (assuming the exercise of all outstanding options under the M-R share option schemes).

            Closing of the transaction is expected on June 30, 1999 and is subject to certain conditions, including the consent of the M-R shareholders and approval of a United Kingdom court.

            Immediately following completion of the acquisition, assuming the exercise of all outstanding options to purchase M-R shares, former holders of M-R shares will hold approximately 16.6% of the then outstanding shares of the Company.

ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS

            99.1 May 13, 1999 Press Release


                              SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

            Dated:   May 13, 1999                  LASON, INC.



                                             By: /s/ William J. Rauwerdink
                                                --------------------------------
                                                 William J. Rauwerdink
                                                 Its: Executive Vice President




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                                  EXHIBIT INDEX


Exhibit                                            Description
-------                                            -----------

99.1                                               May 13, 1999 Press Release








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